Exhibit 99.1

HUDSON TECHNOLOGIES REPORTS Fourth quarter 2019 RESULTS

pearl river, ny – March 4, 2020 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the fourth quarter and year ended December 31, 2019.

For the quarter ended December 31, 2019 Hudson reported revenues of $25.8 million, slightly higher than revenues of $25.7 million in the comparable 2018 period. Gross margin in the fourth quarter of 2019 was 18.5%, compared to gross margin of 12% in the fourth quarter of 2018. The Company recorded a net loss of $10.8 million or ($0.25) per basic and diluted share in the fourth quarter of 2019, compared to a net loss of $8.1 million or ($0.19) per basic and diluted share in the same period of 2018. Approximately $1.9 million of this variance relates to higher interest expense mainly related to the write off of deferred financing costs from our previous revolving facility, which was replaced in December 2019. In addition, during the fourth quarter of 2019, the Company incurred additional and nonrecurring lender-related fees and expenses related to the closure of a facility.

For the year ended December 31, 2019, Hudson reported revenues of $162.1 million, a decrease of 2.7% compared to $166.5 million for full year 2018. The decrease in revenue was primarily due to further pricing correction in 2019, partially offset by higher refrigerant sales volume and higher revenue from our DLA contract. Gross margin for calendar year 2019 was $17.2 million, or 10.6%, as compared to negative gross margin of $7.4 million for 2018. The Company’s net loss for 2019 was $25.9 million, or $0.61 per basic and diluted share, which includes a $9.2 million non-cash inventory write down partially offset by $8.9 million of settlement proceeds from the working capital settlement arising from the acquisition of Aspen Refrigerants, Inc. (“ARI”), as compared to net loss of $55.7 million or $1.31 per basic and diluted share in 2018. Full year 2018 net loss includes a $35.9 million non-cash inventory write down.

Kevin J. Zugibe, Chairman and Chief Executive Officer of Hudson Technologies commented,

“2019 was another challenging year for Hudson and for the entire industry, as we saw further price erosion in nearly all refrigerants through September. However, it was also a year where we saw growth in our sales volume, reduction in costs and improvement in margins as we progressed through the year. Entering 2020 we have seen some encouraging signs in the industry as to pricing and we are currently seeing pricing for R-22 above $10 per pound. With the elimination of virgin production and importation in 2020, we expect to see tighter supply of R-22, and we believe our ability to reclaim and resell R-22 creates a tremendous opportunity to position Hudson to address the anticipated tightening of supply and become the leading producer of R-22.

“Additionally, during the fourth quarter, we improved our margins in 2019 over 2018 and believe we have the opportunity to further drive improved margins in 2020 as we replace higher priced inventory with lower priced product. We saw some of this improvement in 2019 as we reduced our inventory by 42% through a combination of selling off higher priced inventory and managing more towards a just-in-time inventory model. During 2019, the Company generated $34 million of cash flow from operations, which included $15.2 million of cash interest expense, and paid down $31 million of debt, including $14 million of long term debt in the fourth quarter of 2019. As of December 31, 2019, the Company had over $22 million of availability through its new revolving facility. The new term loan amendment and revolving facility will offer us flexibility in our operations for 2020 and the future.

“We’re optimistic about the positive momentum we’re seeing for the regulation of HFC refrigerants. There is growing bipartisan support for the American Innovation and Manufacturing Act of 2019, or the AIM Act, which, if enacted, would phase down HFC production. Whether the AIM Act is passed, the process first occurs at the state level, or through the actual ratification of the Kigali amendment, we anticipate a phase down of HFCs and we expect to see the establishment of an allocation system as well as a tightening in the supply/demand balance for HFCs that will likely result in increased pricing. We believe the phase out of R-22 and phase down of HFCs continue to represent tremendous growth opportunities for our company.”

Mr. Zugibe concluded, “We have been a leader in the refrigerant and reclamation industry for a long time because we have learned to innovate and evolve during the challenging periods to become a stronger business. We remain focused on meeting the changing needs of our customers and on remaining agile in the face of fluid market dynamics as we work to increase our market share and advance our leadership position in the marketplace.”

Conference Call Information

The Company will host a conference call and webcast to discuss the fourth quarter results today, March 4, 2020 at 5:00 P.M. Eastern Time.

To access the live webcast, log onto the Hudson Technologies website at www.hudsontech.com, and click on “Investor Relations”.

To participate in the call by phone, dial (877) 407-9205 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8054.

A replay of the teleconference will be available until April 4, 2020 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 33437.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable solutions for optimizing performance and enhancing reliability of commercial and industrial chiller plants and refrigeration systems. Hudson's proprietary RefrigerantSide® Services increase operating efficiency, provide energy and cost savings, reduce greenhouse gas emissions and the plant’s carbon footprint while enhancing system life and reliability of operations at the same time. RefrigerantSide® Services can be performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies. Hudson also offers SMARTenergy OPS®, which is a cloud-based Managed Software as a Service for continuous monitoring, Fault Detection and Diagnostics and real-time optimization of chilled water plants. In addition, the Company sells refrigerants and provides traditional reclamation services for commercial and industrial air conditioning and refrigeration uses. For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements. These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future including, without limitation, Hudson’s expectations with respect to the benefits, costs and other anticipated financial impacts of the ARI transaction; future financial and operating results of the Company; the Company’s ability to remain in compliance with the financial covenants in its credit agreements; and the Company’s plans, objectives, expectations and intentions with respect to future operations and services. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate ARI’s operations and any assets it acquires from other third parties into its operations, and other risks detailed in the Company's 10-K for the year ended December 31, 2018 and other subsequent filings with the Securities and Exchange Commission. Examples of such risks and uncertainties specific to the ARI transaction include, but are not limited to, the possibility that the expected benefits will not be realized, or will not be realized within the expected time period. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Company Contact:
Brian F. Coleman, President & COO
Hudson Technologies, Inc.
(845) 735-6000
bcoleman@hudsontech.com

Hudson Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except for share and par value amounts)

	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$2,600	$2,272
Trade accounts receivable – net	8,061	14,065
Inventories	59,238	101,962
Prepaid expenses and other current assets	4,525	5,287
Total current assets	74,424	123,586

Property, plant and equipment, less accumulated depreciation	23,674	27,395
Goodwill	47,803	47,803
Intangible assets, less accumulated amortization	26,012	29,451
Right of use asset	8,048	—
Other assets	192	106
Total Assets	$180,153	$228,341

Liabilities and Stockholders' Equity
Current liabilities:
Trade accounts payable	$10,274	$8,671
Accrued expenses and other current liabilities	18,120	19,023
Accrued payroll	724	1,046
Current maturities of long-term debt	3,008	2,672
Short-term debt	14,000	29,000
Total current liabilities	46,126	60,412
Deferred tax liability	1,192	443
Long-term lease liabilities	5,742	—
Long-term debt, less current maturities, net of deferred financing costs	81,982	98,273
Total Liabilities	135,042	159,128

Commitments and contingencies

Stockholders' equity:
Preferred stock, shares authorized 5,000,000: Series A Convertible preferred stock, $0.01 par value ($100 liquidation preference value); shares authorized 150,000; none issued or outstanding	—	—
Common stock, $0.01 par value; shares authorized 100,000,000; issued and outstanding: 42,628,560 and 42,602,431, respectively	426	426
Additional paid-in capital	117,557	115,719
Accumulated deficit	(72,872)	(46,932)
Total Stockholders' Equity	45,111	69,213

Total Liabilities and Stockholders' Equity	$180,153	$228,341

Hudson Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018

Revenues	$25,753	$25,721	$162,059	$166,525
Cost of sales	20,989	22,638	144,894	173,890
Gross profit (loss)	4,764	3,083	17,165	(7,365)

Operating expenses:
Selling, general and administrative	8,864	6,232	30,018	32,270
Amortization	715	748	2,931	2,973
Total operating expenses	9,579	6,980	32,949	35,243

Operating loss	(4,815)	(3,897)	(15,784)	(42,608)

Other expense:
Interest expense	(5,990)	(4,139)	(18,911)	(14,755)
Other income (expense)	(1)	—	9,411	—
Total other expense	(5,991)	(4,139)	(9,500)	(14,755)

Loss before income taxes	(10,806)	(8,036)	(25,284)	(57,363)

Income tax expense (benefit)	(35)	71	656	(1,704)

Net loss	$(10,771)	$(8,107)	$(25,940)	$(55,659)

Net loss per common share – Basic	$(0.25)	$(0.19)	$(0.61)	$(1.31)
Net loss per common share – Diluted	$(0.25)	$(0.19)	$(0.61)	$(1.31)
Weighted average number of shares outstanding – Basic	42,628,560	42,600,898	42,613,478	42,484,972
Weighted average number of shares outstanding – Diluted	42,628,560	42,600,898	42,613,478	42,484,972